UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TD Banknorth Inc.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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To:	All Employees

From:	Human Resources

Re:	Impact on TD Banknorth Common Stock Following the Privatization Transaction
Assuming that we receive necessary stockholder approval and all regulatory approvals, the Effective Date of an anticipated going-private transaction with TD Bank (the “Privatization”) will occur shortly after the special meeting of shareholders to vote on the transaction, scheduled for April 18, 2007. Assuming all necessary approvals for the transaction, we thought that the Q&As below would help answer some general questions employees may have about the impact of the merger transaction on TD Banknorth shares they hold either directly or indirectly in benefit plans and equity plans.
More detailed information regarding specific treatments will follow.
Stock Option Plans
1.	What happens to options that have not been exercised by the Effective Date?

On the Effective Date, each outstanding and unexercised option to purchase TD Banknorth common stock with an expiration date after December 31, 2008 will convert into an option to purchase TD Bank common shares. For the treatment of options that expire on or prior to December 31, 2008, please see Question 3.

Each of the converting options to purchase shares of TD Banknorth common stock will be converted into an option to purchase a number of common shares of TD Bank equal to the number of shares of TD Banknorth common stock subject to the option multiplied by the Exchange Ratio, rounded down to the nearest whole share, with an exercise price per share of TD Bank equal to the exercise price per share of TD Banknorth common stock under the option divided by the Exchange Ratio, rounded up to the nearest cent. The new TD Bank options will remain exercisable in accordance with the original terms of the stock option agreement.

Example: Option to purchase 150 shares of TD Banknorth common stock with an exercise price of $23.20, and for the purpose of this example an assumed Exchange Ratio of 53% (actual Exchange Ratio is likely to be different) will be converted as follows:

150 x .53 = 79.50; Converted option to purchase 79 TD Bank common shares (rounded down from 79.50) $23.20 / .53 = $43.774; Converted exercise price of $43.78 (rounded up from $43.774)

2.	How will the Exchange Ratio be determined?

The Exchange Ratio is the Merger Consideration ($32.33) divided by the average of the daily weighted average prices for the TD Bank common shares on the Toronto Stock Exchange (converted into U.S. dollars) for the ten consecutive full trading days ending on the third business day prior to the completion of the merger.

3.	What happens to any options with an expiration date on or before December 31, 2008?

Each of these options will be converted into cash equal to the excess of $32.33 over the option exercise price, multiplied by the number of shares of TD Banknorth common stock subject to the option, less applicable taxes. The TD Banknorth payroll department will process such payments for the April 27, 2007 pay date.

4.	Will there be a blackout period during which option holders may not exercise options pre- and post- Effective Date?

Yes. The blackout period is expected to begin on April 16, 2007. This is necessary to allow time for any exercises in process to settle before the Effective Date and for the conversion of shares to occur. The blackout period will end on the day after the Effective Date.

Officers of TD Banknorth who are currently subject to the quarterly blackout period should not expect to be able to exercise options for TD Bank common shares until the earlier of the announcement of earnings for TD Banknorth or TD Bank. A revised Insider Trading Policy will be adopted in connection with the transaction and will be circulated upon adoption.

5.	Will I be required to exercise my options after the Effective Date?

You will not be required to exercise your options after the Effective Date. You may exercise them up through the date of expiration under the original terms of the stock option agreement.
Restricted Stock Units
6.	What happens to any restricted stock units (RSUs) that have not vested by the effective date?

All outstanding and unvested TD Banknorth restricted stock units will convert to TD Bank restricted share units on the effective date. Each TD Banknorth RSU will convert into a number of TD Bank restricted share units equal to the number of shares of TD Banknorth common stock represented by the RSU multiplied by the Exchange Ratio. The new TD Bank RSUs will continue to vest in accordance with the original terms of the RSU agreement.

TD Banknorth 401(k) Plan
A communication detailing how the exchange of TD Banknorth common stock will be handled within the TD Banknorth Inc. 401(k) Plan (the “401(k) Plan”) was e-mailed internally to all employees on March 29th. A copy of the communication can also be found through the ‘BNGWeb’ under Benefits Information and on T. Rowe Price’s website at rps.troweprice.com. T. Rowe Price, the plan’s record-keeper, mailed a copy of the communication to the home address of all 401(k) plan participants, including non-active employees, on or around April 5th.

7.	What will happen to the TD Banknorth common stock owned through the TD Banknorth Inc. 401(k) Plan?

All shares of TD Banknorth common stock you hold in your TD Banknorth 401(k) Plan account will be exchanged for $32.33 in cash. The cash proceeds will be reinvested automatically in an age-appropriate T. Rowe Price Retirement Fund based on the year you were born. Participants will be able to reallocate these amounts to other available investments in the TD Banknorth 401(k) Plan at any time after the blackout period ends. For questions on the “blackout period”, please see question 8.

8.	When will the exchange of TD Banknorth common stock within the TD Banknorth Inc. 401(k) Plan take place?

To accomplish the exchange, a 401(k) Plan blackout period will be in place for the TD Banknorth Common Stock Fund in the 401(k) Plan starting after 4 p.m. ET on April 13, 2007 and ending the week of April 23, 2007. The blackout period affects only that portion of your 401(k) Plan account invested in the TD Banknorth Common Stock Fund.

9.	I currently invest a portion of my bi-weekly 401(k) contribution in the TD Banknorth Common Stock Fund. What will happen if I do not change my investment mix election for future contributions to an alternate fund prior to the blackout period?

If your investment mix for future contributions includes an allocation to the TD Banknorth Common Stock Fund when the blackout period begins, your allocation will default to an age-appropriate T. Rowe Price Retirement Fund following the effective date of the merger. You can change your investment mix election for future contributions at any time before or after the blackout period.

10.	How can I view or make changes to my 401(k) account?

You can view or make changes to your 401(k) Plan account online at rps.troweprice.com or by calling the T. Rowe Price Plan Account Line (PAL) at 1-800-922-9945. Representatives are available on business days between 7 a.m. and 10 p.m. ET.

Employee Stock Purchase Plan
The final purchase of TD Banknorth stock through the Employee Stock Purchase Plan took place on December 31, 2006. If you own shares of TD Banknorth common stock purchased through this program, you will be treated like any other shareholder for purposes of the exchange of your TD Banknorth common stock. Please refer to the proxy statement with respect to the merger mailed to all shareholders in March of 2007.
11.	Where should I look for cost basis information for shares I purchased through the Employee Stock Purchase Plan?

If you hold your shares through a broker, your broker should have obtained the cost basis information from you when your shares were moved to your brokerage account. With each purchase of shares, you also received a formal statement containing your cost basis for your permanent records. Please look through your records for this information. If you are having difficulty finding this information, a listing of the purchase prices for the Employee Stock Purchase Plan is also posted on the Benefits Website under the Stock Purchase Plan link.

12.	I know that I purchased shares through this program that I have never sold, but I cannot locate my stock certificates. Who should I contact?

If you cannot find your stock certificates and you do not hold your shares through a broker, you should contact TD Banknorth’s transfer agent, Mellon Investor Services, at 1-866-229-8022 for assistance. If you never transferred your shares to a broker, your shares may still be held in book entry form with Mellon Investor Services. After the Effective Date of the Privatization, shareholders can reach Mellon Investor Services at 1-800-984-9008. This new dedicated customer service number will only be activated after the Privatization.
Direct Ownership of TD Banknorth Common Stock
13.	What will happen to the shares of TD Banknorth common stock that I currently own outright as a shareholder?

Upon completion of the merger, each outstanding share of TD Banknorth common stock will convert into the right to receive $32.33 in cash.
a.	If your shares are held in book entry with Mellon, you will be issued a check which will be mailed within 5 business days after the Effective Date.

b.	If you have stock certificates, Mellon will send you a letter of transmittal requesting that you surrender your certificates. Mellon will issue you a check following receipt of your certificates and completed letter of transmittal.

c.	If your shares are held by a broker, Mellon will send the proceeds from the exchange to DTC who will credit your broker with the proceeds within 5 business days after the Effective Date.

Forward-Looking Statement and Other Additional Information
3.     This question and answer document contains “forward-looking statements.” Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group’s and TD Banknorth’s management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain the approval of the transaction by TD Banknorth stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and schedule; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and Canada; acts of terrorism; and war or political instability. Additional factors that could cause TD Bank Financial Group’s and TD Banknorth’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 40-F for TD Bank Financial Group and the 2006 Annual Report on Form 10-K of TD Banknorth filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
4.     In connection with the proposed merger, TD Banknorth filed a definitive proxy statement with the Securities and Exchange Commission on March 19, 2007. Stockholders of TD Banknorth are urged to read the definitive proxy statement regarding the proposed merger, because it contains important information. The definitive proxy statement has been mailed to stockholders of TD Banknorth. Investors and security holders are able to obtain a free copy of the definitive proxy statement as well as other filings containing information about The Toronto-Dominion Bank and TD Banknorth, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the definitive proxy statement can be obtained, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
5.     TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2006, which was filed with the Securities and Exchange Commission on December 11, 2006, and its notice of annual meeting and proxy circular for its 2007 annual meeting, which was filed with the Securities and Exchange Commission on February 23, 2007. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on February 28, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and the related Schedule 13E-3 transaction statement filed with the Securities and Exchange Commission.